February 28, 2017
May 5, 2017
PDC Energy Announces 2017 First Quarter Operating and Financial Results Including Production Increase of 46% to 6.6 Million Barrels of Oil Equivalent
DENVER, CO, May 5, 2017: PDC Energy, Inc. ("PDC" or the "Company") (NASDAQ: PDCE) today reported its 2017 first quarter operating and financial results.

First Quarter 2017 Highlights

•	Production of 6.6 million barrels of oil equivalent (MMBoe), a 46 percent increase year-over-year; daily production of approximately 73,865 barrels of oil equivalent (Boe).

•	Turned-in-line 43 gross operated wells consisting of 29 wells with lateral lengths in excess of one mile, including two 2-mile lateral wells in the Delaware Basin.

•	Lease operating expenses (“LOE”) of $2.98 per Boe, an 11% decrease year-over-year.

•	Liquidity of approximately $945 million and a leverage ratio at 2.0 times, as defined by our credit agreement.

CEO Commentary

President and Chief Executive Officer, Bart Brookman commented, “I am very pleased with our ability to deliver strong results in the first quarter. Our Core Wattenberg position, highlighted by the increased type curves and enhanced internal rates-of-return disclosed at our recent Analyst Day, continues to be the primary growth driver for PDC. In the Delaware Basin, we are very excited by the early results of the wells turned-in-line in the first quarter and are quickly gaining operational momentum as we integrate the new assets into the company. Our results this quarter are a great first step in once again delivering impressive annual growth.”

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Operating Results

Oil and Gas Production, Sales and Operating Cost Data

The following table provides production and weighted-average sales price, by area, for the three months ended March 31, 2017 and 2016, excluding net settlements on derivatives:

	Three Months Ended March 31,
	2017	2016	Percent

Crude oil (MBbls)
Wattenberg Field	2,141.6	1,818.2	17.8%
Delaware Basin	274.7	—	*
Utica Shale	91.7	89.6	2.3%
Total	2,508.0	1,907.8	31.5%

Weighted-Average Sales Price	$49.04	$28.29	73.3%

Natural gas (MMcf)
Wattenberg Field	13,713.9	10,170.4	34.8%
Delaware Basin	1,246.0	—	*
Utica Shale	624.2	507.6	23.0%
Total	15,584.1	10,678.0	45.9%

Weighted-Average Sales Price	$2.37	$1.39	70.5%

NGLs (MBbls)
Wattenberg Field	1,358.4	840.1	61.7%
Delaware Basin	130.5	—	*
Utica Shale	53.6	42.1	27.3%
Total	1,542.5	882.2	74.8%

Weighted-Average Sales Price	$19.29	$7.37	161.7%

Crude oil equivalent (MBoe)
Wattenberg Field	5,785.7	4,353.4	32.9%
Delaware Basin	612.8	—	*
Utica Shale	249.4	216.3	15.3%
Total	6,647.9	4,569.7	45.5%

Weighted-Average Sales Price	$28.53	$16.49	73.0%

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The following table provides the components of production costs for the three months ended March 31, 2017 and 2016 in terms of total dollars and on a per Boe basis:

	Three Months Ended March 31,
	2017	2016

Lease operating expenses	$19.8	$15.3
Production taxes	12.4	4.1
Transportation, gathering and processing expenses	5.9	4.0
Total	$33.5	$23.0
Lease operating expenses per Boe	$2.98	$3.35

	Three Months Ended March 31,
	2017	2016

Lease operating expenses per Boe	$2.98	$3.35
Production taxes per Boe	1.87	0.89
Transportation, gathering and processing expenses per Boe	0.89	0.88
Total per Boe	$5.74	$5.12

Financial Results

Net income for the first quarter of 2017 was $46.1 million, or $0.70 per diluted share, compared to net loss of $71.5 million, or $1.72 per diluted share, for the comparable period of 2016. The year-over-year difference was primarily attributable to the $114.3 million increase in crude oil, natural gas and NGLs sales in 2017, as well as the impact of the change in the fair value of derivatives during the quarter. Adjusted net loss, a non-GAAP measure defined below, was $4.1 million, or $0.06 per diluted share in the first quarter of 2017 compared to $37.0 million, or $0.89 per diluted share for the comparable period of 2016.

Net cash from operating activities was $139.5 million in the first quarter of 2017, compared to $101.2 million in the first quarter of 2016. The increase in 2017 cash flows was a result of increases to both production volumes and average commodity prices compared to the prior year. Adjusted cash flows from operations, a non-GAAP financial measure defined below, were $113.7 million for the first quarter of 2017, compared to $91.0 million in the first quarter of 2016.

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, increased 152% to $189.7 million in the first quarter of 2017, compared to $75.4 million in the first quarter of 2016. The sales price per Boe, excluding net settlements on derivatives, improved to $28.53 in the first quarter of 2017 compared to $16.49 in the

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first quarter of 2016. Much of the increase was driven by improved crude oil prices, as well as improved NGL realizations in 2017. Including commodity price risk management gain and other income, crude oil, natural gas and NGLs revenues increased 201% to $273.7 million in the first quarter of 2017 from $90.8 million in the first quarter of 2016.

Net commodity price risk management activities for the first quarter of 2017 resulted in a gain of $80.7 million compared to a gain of $11.1 million in the comparable period in 2016. The first quarter 2017 gain was comprised of $80.2 million in net change in fair value of unsettled derivatives and $0.5 million of net settlement gains. Net settlements in the first quarter of 2016 were $66.8 million with a decrease in fair value associated with commodity derivatives of $55.8 million.

Production costs for the first quarter of 2017, which include LOE, production taxes, and transportation, gathering and processing expenses, were $38.1 million, or $5.74 per Boe. In the first quarter of 2016, production costs were $23.4 million, or $5.12 per Boe. LOE in the first quarter of 2017 decreased 11% to $2.98 per Boe compared to $3.35 per Boe in the similar 2016 period due primarily to increased production volumes. The decrease in LOE on a Boe basis was more than offset by an increase in production taxes as a result of the 152% increase in crude oil, natural gas and NGLs sales between the first quarters of 2017 and 2016, respectively.

General and administrative expense (“G&A”) was $26.3 million for the first quarter of 2017 compared to $22.8 million in the first quarter of 2016. The increase in G&A in the first quarter of 2017 was primarily attributable to an increase in payroll and employee benefits as a result of an increase in headcount compared to the first quarter of 2016. G&A per Boe decreased 20% to $3.96 in the first quarter of 2017, compared to $4.98 in the comparable period in 2016, driven by increased production volumes.

Depreciation, depletion and amortization expense ("DD&A") related to crude oil and natural gas properties was $107.8 million, or $16.22 per Boe in the first quarter of 2017, compared to $96.3 million, or $21.08 per Boe in the first quarter of 2016. The decrease in weighted-average DD&A rate between periods was due to the increase in production more than offsetting the increase in total DD&A. DD&A from all sources, including gas marketing, was $109.3 million in the first quarter of 2017 compared to $97.4 million in the comparable 2016 period.

The Company’s capital investment in the development of oil and natural gas properties and other capital expenditures, before the change in accounts payable, was $200.2 million during the first quarter of 2017 compared to $99.2 million for the same 2016 period. The increase in capital investment was primarily attributable to investments made in Delaware Basin drilling, completions and midstream infrastructure in the first quarter of 2017.

2017 Capital Investment Outlook and Financial Guidance

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The Company anticipates 2017 production to be within the top-third of its previously disclosed guidance range of 30 to 33 MMBoe with 2017 capital investments expected to be in the top half of its $725 to $775 million range. Additionally, the Company plans to pursue the 2017 divestiture of it Utica Shale asset in order to provide additional focus to its premier Core Wattenberg and Delaware Basin assets.

The following table provides forecasted 2017 financial guidance:

	Low	High

Production (MMBoe)	30.0	33.0
Capital expenditures (millions)	$725	$775
Operating Expenses
Lease operating expense ($/Boe)	$2.65	$3.00
Transportation, gathering and processing expenses ($/Boe)	$0.70	$0.90
Production taxes (% of Crude Oil, Natural Gas & NGL sales)	6%	8%
General and administrative expense ($/Boe)	$3.25	$3.60
Depreciation, depletion and amortization ($/Boe)	$15.00	$16.50
Exploration, geologic and geophysical expense (millions)	$5.0	$10.0
Estimated Price Realizations (% of NYMEX) (excludes TGP)
Oil	92%	94%
Gas	70%	72%
NGLs	27%	31%

Non-GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDAX," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. Beginning in 2017, we have included non-cash stock-based compensation and exploration, geologic and geophysical expense to our adjusted EBITDAX calculation. All prior periods have been reconciled to match accordingly. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by adjusting for the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended December 31, 2016, and other subsequent filings with the SEC, for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in

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accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages users of financial information to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDAX to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended March 31,
	2017	2016
Adjusted cash flows from operations:
Net cash from operating activities	$139.5	$101.2
Changes in assets and liabilities	(25.8)	(10.2)
Adjusted cash flows from operations	$113.7	$91.0

Adjusted Net Income (Loss)
	Three Months Ended March 31,
	2017	2016
Adjusted net income (loss):
Net income (loss)	$46.1	$(71.5)
Gain on commodity derivative instruments	(80.7)	(11.1)
Net settlements on commodity derivative instruments	0.5	66.8
Tax effect of above adjustments	30.0	(21.2)
Adjusted net income (loss)	$(4.1)	$(37.0)
Weighted-average diluted shares outstanding	66.1	41.6
Adjusted diluted earnings per share	$(0.06)	$(0.89)

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Adjusted EBITDAX
	Three Months Ended March 31,
	2017	2016
Net income (loss) to adjusted EBITDAX:
Net income (loss)	$46.1	$(71.5)
Gain on commodity derivative instruments	(80.7)	(11.1)
Net settlements on commodity derivative instruments	0.5	66.8
Non-cash stock-based compensation	4.5	4.7
Interest expense, net	19.2	10.3
Income tax expense (benefit)	26.3	(41.8)
Impairment of properties and equipment	2.2	1.0
Exploration, geologic, and geophysical expense	1.0	0.2
Depreciation, depletion, and amortization	109.3	97.4
Accretion of asset retirement obligations	1.8	1.8
Adjusted EBITDAX	$130.2	$57.8

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$139.5	$101.2
Interest expense, net	19.2	10.3
Amortization of debt discount and issuance costs	(3.2)	(1.8)
Gain on sale of properties and equipment	0.2	0.1
Exploration, geologic, and geophysical expense	1.0	0.2
Other	(0.7)	(42.0)
Changes in assets and liabilities	(25.8)	(10.2)
Adjusted EBITDAX	$130.2	$57.8

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016

Revenues
Crude oil, natural gas, and NGLs sales	$189,692	$75,367
Commodity price risk management gain, net of settlements	80,704	11,056
Other income	3,311	4,408
Total revenues	273,707	90,831
Costs, expenses and other
Lease operating expenses	19,789	15,330
Production taxes	12,399	4,071
Transportation, gathering and processing expenses	5,902	4,041
General and administrative expense	26,315	22,779
Exploration, geologic, and geophysical expense	954	210
Depreciation, depletion and amortization	109,316	97,388
Impairment of properties and equipment	2,193	1,001
Accretion of asset retirement obligations	1,768	1,812
Gain on sale of properties and equipment	(160)	(84)
Provision for uncollectible notes receivable	—	44,738
Other expenses	3,528	2,578
Total costs, expenses and other	182,004	193,864
Income (loss) from operations	91,703	(103,033)
Interest expense	(19,467)	(11,894)
Interest income	240	1,558
Income (loss) before income taxes	72,476	(113,369)
Income tax (expense) benefit	(26,330)	41,839
Net income (loss)	$46,146	$(71,530)

Earnings per share:
Basic	$0.70	$(1.72)
Diluted	$0.70	$(1.72)

Weighted-average common shares outstanding:
Basic	65,749	41,608
Diluted	66,117	41,608

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PDC ENERGY, INC.
Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$207,624	$244,100
Short-term investments	49,890	—
Accounts receivable, net	122,484	143,392
Fair value of derivatives	27,047	8,791
Prepaid expenses and other current assets	4,726	3,542
Total current assets	411,771	399,825
Properties and equipment, net	4,098,463	4,008,266
Fair value of derivatives	13,921	2,386
Goodwill	56,058	62,041
Other assets	12,917	13,324
Total Assets	$4,593,130	$4,485,842

Liabilities and Stockholders' Equity
Liabilities
Current liabilities:
Accounts payable	$144,440	$66,322
Production tax liability	25,065	24,767
Fair value of derivatives	26,495	53,595
Funds held for distribution	76,067	71,339
Accrued interest payable	18,977	15,930
Other accrued expenses	26,938	38,625
Total current liabilities	317,982	270,578
Long-term debt	1,046,461	1,043,954
Deferred income taxes	427,205	400,867
Asset retirement obligations	78,162	82,612
Fair value of derivatives	4,302	27,595
Other liabilities	47,841	37,482
Total liabilities	1,921,953	1,863,088

Commitments and contingent liabilities

Stockholders' equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 65,797,748 and 65,704,568 issued as of March 31, 2017 and December 31, 2016, respectively	658	657
Additional paid-in capital	2,492,276	2,489,557
Retained earnings	180,354	134,208
Treasury shares - at cost, 34,433 and 28,763 as of March 31, 2017 and December 31, 2016, respectively	(2,111)	(1,668)
Total stockholders' equity	2,671,177	2,622,754
Total Liabilities and Stockholders' Equity (Deficit)	$4,593,130	$4,485,842

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PDC ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	46,146	(71,530)
Adjustments to net income (loss) to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	(80,153)	55,770
Depreciation, depletion and amortization	109,316	97,388
Impairment of properties and equipment	2,193	1,001
Accretion of asset retirement obligation	1,768	1,812
Non-cash stock-based compensation	4,454	4,682
Gain from sale of properties and equipment	(160)	(84)
Amortization of debt discount and issuance costs	3,184	1,754
Deferred income taxes	26,280	(43,372)
Provision for uncollectible notes receivable	—	44,738
Other	722	(1,202)
Changes in assets and liabilities	25,750	10,193
Net cash from operating activities	139,500	101,150
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(129,826)	(122,309)
Capital expenditures for other properties and equipment	(821)	(450)
Acquisition of crude oil and natural gas properties, including settlement adjustments	6,181	—
Proceeds from sale of properties and equipment, net	737	90
Purchases of short-term investments	(49,890)	—
Net cash from investing activities	(173,619)	(122,669)
Cash flows from financing activities:
Proceeds from issuance of equity, net of issuance cost	(8)	296,578
Proceeds from revolving credit facility	—	85,000
Repayment of revolving credit facility	—	(122,000)
Other	(2,349)	(364)
Net cash from financing activities	(2,357)	259,214
Net change in cash and cash equivalents	(36,476)	237,695
Cash and cash equivalents, beginning of period	244,100	850
Cash and cash equivalents, end of period	207,624	238,545

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2017 First Quarter Teleconference and Webcast
The Company invites you to join Bart Brookman, President and Chief Executive Officer; David Honeyfield, Senior Vice President Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and Scott Reasoner, Chief Operating Officer, for a conference call on Friday, May 5, 2017, to discuss its 2017 first quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Friday, May 5, 2017, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 1282967

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 1282967

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: Credit Suisse Shale Symposium in Boston on Tuesday, May 6, 2017, and UBS Global Oil & Gas Conference in Austin on Tuesday, May 23, 2017. Webcast information will be posted to the Company’s website, www.pdce.com, prior to the start of each conference, along with any presentation materials.

About PDC Energy, Inc.

PDC Energy, Inc. ("PDC", the "Company," "we," "us," or "our") is a domestic independent exploration and production company that produces, develops, and explores for crude oil, natural gas, and NGLs, with primary operations in the Wattenberg Field in Colorado and, beginning in December 2016, the Delaware Basin in Reeves and Culberson Counties, Texas. We also have operations in the Utica Shale in Southeastern Ohio, although management expects to divest these properties during 2017. Our operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and our Delaware Basin operations are currently focused in the Wolfcamp zones.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act"), Section 21E of the Securities Exchange Act of 1934 ("Exchange Act"), and the United States ("U.S.") Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations, and prospects. All statements other than statements of historical fact included in and incorporated by reference into this report are "forward-looking statements". Words such as expects, anticipates, intends, plans, believes, seeks, estimates, and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements may include, among other things, statements regarding future: reserves, production, costs, cash flows, and earnings; drilling locations and growth opportunities; capital investments and projects, including expected lateral lengths of wells, drill times and number of rigs employed; rates of return; operational enhancements and efficiencies; management of lease expiration issues; financial ratios; and midstream capacity and related curtailments.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release or accompanying materials, we may use the terms “projection” or similar terms or expressions, or indicate that we have “modeled” certain future scenarios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or the industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in worldwide production volumes and demand, including economic conditions that might impact demand and prices for the products we produce;

•	volatility of commodity prices for crude oil, natural gas, and natural gas liquids ("NGLs") and the risk of an extended period of depressed prices;

•	reductions in the borrowing base under our revolving credit facility;

•
impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement of those laws and regulations, liabilities arising thereunder, and the costs to comply with those laws and regulations;

•	declines in the value of our crude oil, natural gas, and NGLs properties resulting in further impairments;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from our wells being greater than expected;

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•	timing and extent of our success in discovering, acquiring, developing, and producing reserves;

•
availability of sufficient pipeline, gathering, and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	losses from our gas marketing business exceeding our expectations;

•	difficulties in integrating our operations as a result of any significant acquisitions, including our recent acquisitions in the Delaware Basin;

•	increases or changes in operating costs, severance and ad valorem taxes, and increases or changes in drilling, completion, and facilities costs;

•	increases or adverse changes in construction costs and procurement costs associated with future build out of midstream-related assets;

•	future cash flows, liquidity, and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	our success in marketing crude oil, natural gas, and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions we may pursue have on our capital investments;

•	our ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations, and objectives for our future operations.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the heading "Risk Factors," made in this Quarterly Report on Form 10-Q, our Annual Report on Form 10-K for the year ended December 31, 2016 (the "2016 Form 10-K"), filed with the U.S. Securities and Exchange Commission ("SEC") on February 28, 2017, and our other filings with the SEC for further information on risks and uncertainties that could affect our business, financial condition, results of operations, and prospects, which are incorporated by this reference as though fully set forth herein.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this report. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Contacts:    Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com

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